Exhibit 10.15

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “First Amendment”) is made and entered into as of April 27, 2016, by and between 21st CENTURY TECHBANQ PASADENA LLC, a California limited liability company (the “Landlord”), and ROCKLEY PHOTONICS, INC., a Delaware corporation (the “Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated November 20, 2015 (the “Existing Lease”), for the premises consisting of approximately 7,011 rentable square feet, commonly known as Suite 600 (the “Existing Premises”), on the 6th floor of the office building located at 234 E. Colorado Boulevard, Pasadena, CA 91101 (the “Building”).

B. Landlord and Tenant acknowledge and agree that in accordance with the terms of the Existing Lease, Tenant exercised its right of first offer for the premises consisting of approximately 667 rentable square feet, commonly known as Suite 610 (the “ROFO Premises”), located on the 6th floor of the Building and contiguous to the Premises, as shown on Exhibit A attached hereto and incorporated herein. In connection therewith, Landlord and Tenant desire to amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Landlord and Tenant hereby agree as follows:

AGREEMENT

1. Definitions. All capitalized terms used herein, unless otherwise expressly defined in this First Amendment, shall have the meanings ascribed to them in the Lease. Unless the context clearly indicates otherwise, all references to the “Lease” shall hereafter be deemed to refer to the Lease as amended hereby. In the event of any inconsistency between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control.

2. Modification of Premises. Effective as of May 1, 2016 (the “ROFO Premises Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the ROFO Premises. Landlord and Tenant hereby acknowledge that such addition of the ROFO Premises to the Existing Premises shall, effective as of the ROFO Premises Commencement Date, increase the size of the Premises to approximately 7,678 rentable square feet. The Existing Premises and the ROFO Premises may hereinafter collectively be referred to as the “Premises.”

3. ROFO Premises Term. The term of Tenant’s lease of the ROFO Premises (the “ROFO Premises Term”) shall commence on the ROFO Commencement Date, and shall expire coterminously with Tenant’s lease of the Existing Premises on the Lease Expiration Date (i.e., March 31, 2021), unless sooner terminated as provided in the Lease.

4. Base Rent.

4.1 Existing Premises. Notwithstanding anything to the contrary in the Lease, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Existing Lease.

4.2 ROFO Premises. Commencing on the ROFO Premises Commencement Date and continuing throughout the ROFO Premises Term, Tenant shall pay to Landlord monthly installments of Base Rent for the ROFO Premises as follows:

Date	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per RSF
May 1, 2016 — November 30, 2016*	$26.013.00	$2,167.75	$3.25
December 1, 2016 — November 30, 2017	$26,793.39	$2,232.78	$3.347
December 1, 2017 — November 30, 2018	$27,597.19	$2,299.77	$3.447
December 1, 2018 — November 30, 2019	$28,425.11	$2,368.76	$3.554
December 1, 2019 — November 30, 2020	$29,277.86	$2,439.82	$3.657
December 1, 2020 — March 31, 2021	N/A	$2,513.02	$3.766

*Subject	to Base Rent Abatement, as provided in Section 5.2 of this First Amendment.

5. Base Rent Abatement.

5.1 Existing Premises. Provided Tenant is not then in default of the Lease (as hereby amended) beyond all applicable notice and cure periods, and notwithstanding anything to the contrary in the Lease, including but not limited to Section 3.2 of the Existing Lease, Tenant shall have no obligation to pay Base Rent attributable to the Existing Premises for an additional period of one-half of a calendar month, commencing on May 1, 2016 and expiring on May 15, 2016 (the “Additional Rent Abatement”), in addition to the Rent Abatement set forth in Section 3.2 of the Existing Lease. For clarity, the total amount of the Additional Rent Abatement shall be equal to $11,392.88.

21st CENTURY TECHBANQ PASADENA LLC

Rockley Photonics, Inc.

[First Amendment to Lease]

5.2 ROFO Premises. Provided Tenant is not then in default of the Lease (as hereby amended) beyond all applicable notice and cure periods, and notwithstanding anything to the contrary contained in the Lease, including but not limited to Article 39 of the Existing Lease, Tenant shall have no obligation to pay Base Rent attributable to the ROFO Premises for the first four (4) full calendar months of the ROFO Premises Term, commencing on May 1, 2016, and expiring on August 31, 2016 (the “ROFO Premises Rent Abatement”). For clarity, the total amount of the ROFO Premises Rent Abatement shall be equal to $8,671.00.

5.3 Tenant acknowledges and agrees that the foregoing Additional Rent Abatement and ROFO Premises Rent Abatement have been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Rent and to perform the terms and conditions otherwise required under the Lease, as hereby amended. If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, then Landlord may at its option, elect, in addition to any other remedies Landlord may have under the Lease, one or both of the remedies set forth in Section 3.2 of the Existing Lease.

6. Tenant’s Share of Additional Rent; Base Year.

6.1 Existing Premises. Tenant shall continue to pay Tenant’s Share of Additional Rent (as defined in Section 3.3 of the Existing Lease) in connection with the Existing Premises in accordance with the terms of the Existing Lease.

6.2 ROFO Premises. Except as specifically set forth in this Section 6.2 commencing on the ROFO Premises Commencement Date, Tenant shall pay Tenant’s Share of Additional Rent in connection with the ROFO Premises, in accordance with the terms of Section 3.3 of the Existing Lease, provided, however, that Tenant’s Share with respect to the ROFO Premises shall equal 0.5418%.

7. Letter of Credit. Effective as of the ROFO Premises Commencement Date, the “L-C Amount” as defined in Section 4.3 of the Existing Lease, shall be amended to be equal to $258.838.28. Landlord and Tenant acknowledge that Landlord is currently holding the existing L-C in the amount of $248,833.28. On or before May 1, 2016, Tenant shall provide Landlord with either (i) an additional L-C in the amount of $10,005.00 (which, when aggregated with the existing L-C will make up the amended L-C Amount), (ii) a new L-C in the amount of $258,838.28 (the “New L-C Amount”) (in which case Landlord will return the existing L-C to Tenant), or (iii) an amendment to the existing L-C increasing the amount thereof to the New L-C Amount. Landlord shall have no obligation to disburse any portion of the “ROFO Premises Allowance” (as defined in Section 9 of this First Amendment) until Tenant has provided such additional L-C Amount. The chart showing the reductions in the L-C Amount set forth in Section 4.3.2 of the Existing Lease is hereby deleted and replaced with the following:

Date of Reduction	Amount of Reduction	Remaining L-C Amount
December 1, 2016	$51,767.66	$207,070.62
December 1, 2017	$51,767.66	$155,302.96
December 1, 2018	$51,767.66	$103,535.30
December 1, 2019	$51,767.66	$51,767.64

21st CENTURY TECHBANQ PASADENA LLC

Rockley Photonics, Inc.

[First Amendment to Lease]

Landlord and Tenant acknowledge and agree that effective as of December 1, 2019, and continuing until the Lease Expiration Date, the L-C Amount shall be equal to $51,767.64 and no further reductions shall be made to the L-C Amount throughout the Lease Term.

8. Parking. Landlord and Tenant acknowledge that Tenant is currently entitled to a total of twenty-one (21) unreserved parking passes with respect to the Existing Premises. Effective as of the ROFO Premises Commencement Date, and continuing throughout the Lease Term, Tenant shall be entitled to unreserved parking passes with respect to the ROFO Premises in accordance with the terms of the Existing Lease, in an amount equal to three (3) unreserved parking passes for every 1,000 rentable square feet of the ROFO Premises, which represents two (2) unreserved parking passes. For clarity, effective as of the R0120 Premises Commencement Date, Tenant shall be entitled to a total of twenty-three (23) unreserved parking passes with respect to the Premises. All such parking spaces shall continue to be subject to the applicable terms of the Lease, including but not limited to Article 35 of the Existing Lease and Exhibit E attached thereto.

9. ROFO Premises Improvements. Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the ROFO Premises, and Tenant shall accept the ROFO Premises in its presently existing, “as-is” condition. Tenant shall construct improvements in ROFO Premises in accordance with the terms of the Construction Rider attached hereto as Exhibit B. As of the date of delivery of ROFO Premises to Tenant, Landlord shall provide Tenant with an improvement allowance equal to $15.00 per rentable square foot of ROFO Premises (i.e., $10,005.00) (the “ROFO Premises Allowance”) to be used for the construction of improvements in the ROFO Premises in accordance with the terms of the Construction Rider.

10. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Building, Existing Premises and ROFO Premises have not undergone inspection by a Certified Access Specialist (CASp).

11. Extension Option. Tenant shall continue to have right to the “Extension Option” as provided in Article 38 of the Existing Lease, which Extension Option shall apply to the entire Premises (i.e., the Existing Premises and the ROFO Premises).

12. Estoppel. Tenant hereby certifies and acknowledges that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding a letter of credit (the “L-C”) from Tenant in the amount of $248,833.28, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this First Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this.

13. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment other than Cushman & Wakefield representing Landlord and Redstone Commercial Real Estate representing Tenant (collectively, the “Broker”). Tenant warrants and represents to Landlord that in the negotiating or making of this First Amendment neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this First Amendment other than the Broker. Tenant shall indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorneys’ fees incurred by Landlord asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Tenant or Tenant’s representatives.

21st CENTURY TECHBANQ PASADENA LLC

Rockley Photonics, Inc.

[First Amendment to Lease]

14. Ratification; No Further Modification. Except as set forth in this First Amendment, all of the terms, covenants, conditions, provisions and agreements of the Lease shall apply with respect to the ROFO Premises and shall remain unmodified and in full force and effect. This First Amendment shall be construed to be part of the Lease and shall be deemed incorporated into the Lease by this reference.

15. Counterparts. This First Amendment may be executed in several counterparts. each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signatures follow on next page]

21st CENTURY TECHBANQ PASADENA LLC

Rockley Photonics, Inc.

[First Amendment to Lease]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this First Amendment as of the date first above written.

LANDLORD:	21st CENTURY TECHBANQ PASADENA LLC,
a California limited liability company

	By:	/s/ Juanling Wu
Juanling Wu
President

TENANT:	ROCKLEY PHOTONICS, INC.,
a Delaware corporation

	By:	/s/ Andrew Rickman
Andrew Rickman
Chairman and Chief Executive Officer

	By:	/s/ Amit Nagra
Amit Nagra
Chief Operating Officer

21st CENTURY TECHBANQ PASADENA LLC

Rockley Photonics, Inc.

[First Amendment to Lease]

EXHIBIT A

ROFO PREMISES

A-1

EXHIBIT B

CONSTRUCTION RIDER

1. Tenant Improvements. Tenant shall with reasonable diligence through a general contractor designated by Tenant and approved by Landlord (which contractor may be an affiliate of Landlord) construct and install in the ROFO Premises the improvements and fixtures provided for in this Construction Rider (“Tenant Improvements”). All of Tenant Improvements shall be constructed and installed at Tenant’s sole cost and expense and Landlord shall have no obligation to construct any tenant improvements or alterations in the ROFO Premises; provided, however, that Landlord shall contribute to the cost of Tenant Improvements described herein the ROFO Premises Allowance set forth in Section 2.4 of this Construction Rider. Landlord and Tenant each shall designate in writing an individual authorized to act as a representative of each respective party with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

1.1. Plans.

1.1.1. Space Plan; Construction Documents. The Tenant Improvements shall be constructed substantially as shown on the space plan for the ROFO Premises prepared by the space planner retained by Tenant as the space planner for the ROFO Premises (“Space Planner”), which space plan shall be promptly delivered to Landlord for Landlord’s review and approval prior to the commencement of construction of Tenant Improvements. Tenant shall also retain engineering consultants reasonably approved by Landlord (the “Engineers”) (such approval not to be unreasonably withheld, conditioned, or delayed), to prepare all plans and engineering construction documents relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Engineers and the Space Plan to be prepared by the Space Planner may collectively be referred to as the “Construction Documents.”

1.1.2. Construction Documents. Tenant shall promptly cause the Space Planner and the Engineers to complete the architectural and engineering drawings for the ROFO Premises, and the Space Planner shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing Construction Documents in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Construction Documents”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Construction Documents. Landlord shall, within five (5) business days after Landlord’s receipt of the Final Construction Documents, either (i) approve the Final Construction Documents, (ii) approve the Final Construction Documents subject to specified conditions to be satisfied by Tenant prior to submitting the Approved Construction Documents for permits as set forth below, if the Final Construction Documents are inconsistent with the Final Space Plan, or (iii) disapprove and return the Final Construction Documents to Tenant with requested revisions if the Final Construction Documents are inconsistent with the Final Space Plan. If Landlord disapproves the Final Construction Documents, Tenant may resubmit the Final Construction Documents to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Construction Documents, based upon the criteria set forth in this Section 1.1.2 within three (3) business days after Landlord receives such resubmitted Final Construction Documents.

Once approved by Landlord as set forth above, the Final Construction Documents shall be referred to as the “Approved Working Documents,” and such Final Construction Documents shall be so approved by Landlord prior to the commencement of construction of the ROFO Premises by Tenant. After approval by Landlord of the Final Construction Documents Tenant shall cause the Space Planner to submit the Approved Construction Documents to the appropriate municipal authorities for all architectural and structural permits (the “Permits”), provided that (a) the Space Planner shall provide Landlord with a copy of the package that it intends to submit prior to such submission, and (b) if there are Building modifications required to obtain the Permits, then Tenant shall obtain Landlord’s prior written consent to any such Building modifications. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the ROFO Premises) for the ROFO Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the ROFO Premises). No changes, modifications or alterations in the Approved Construction Documents may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed.

1.2. Construction of Tenant Improvements.

1.2.1. Contractor; Tenant’s Representatives. Tenant shall retain a qualified and licensed general contractor selected by Tenant in Tenant’s reasonable discretion and approved by Landlord (which approval shall not be unreasonably delayed, conditioned or withheld) (the “Contractor”) for the construction of the Tenant Improvements, which Contractor shall be a qualified, reputable, general contractor experienced in class A office building tenant improvement construction in the greater Los Angeles area. The Space Planner, Engineers, Contractor, other contractors, subcontractors, consultants, laborers, vendors, and material suppliers retained and/or used by Tenant in connection with the Tenant Improvements shall be known collectively as “Tenant’s Representatives.”

1.2.2. Construction Contract; Final Cost Estimate. Prior to commencement of construction. Tenant shall submit a copy of the executed contract with the Contractor for the construction of Tenant Improvements, including the general conditions with Contractor (the “Contract”) to Landlord for its records. Prior to the commencement of the construction of Tenant Improvements, and after Tenant has accepted all bids and proposals for the Tenant Improvements. Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Representatives, of the final estimated costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the “Final Cost Estimate”), which costs shall include, but not be limited to, the costs of the Space Planner’s and Engineers’ fees and the Landlord construction coordination fee as set forth in Section 3 below.

1.2.3. Construction. Upon Tenant’s receipt of Approved Construction Documents and Permits, Tenant shall proceed with reasonable diligence to cause the Tenant Improvements to be Substantially Completed as soon as reasonably practicable following the ROFO Premises Commencement Date. The Tenant Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Final Construction Documents except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list.” (The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”)

Following Substantial Completion of the Tenant Improvements, Tenant shall inspect the ROFO Premises and prepare a “punch list” of agreed items of construction remaining to be completed. Tenant shall complete the items set forth in the punch list as soon as reasonably possible.

1.2.4. Indemnity; Insurance. Tenant’s indemnity of Landlord as set forth in Article 10 of the Existing Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Representatives, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements. All of Tenant’s Representatives shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 11 of the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors. Additionally. Tenant or Contractor shall also carry “Builder’s All Risk” insurance in an amount approved by Landlord, which shall in no event be less than the amount actually carried by Tenant or Contractor, covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 11 of the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may he reasonably required by Landlord.

1.3. Cost of Tenant Improvements. In connection with the ROFO Premises, Landlord shall contribute a one-time tenant improvement allowance (the “ROFO Premises Allowance”) in the amount up to $15.00 per rentable square foot of the ROFO Premises (i.e., the amount not to exceed $10.005.00) toward the cost of the design, construction and installation of the Tenant Improvements; provided, however, that the ROFO Premises Allowance shall only be used toward the cost of such Tenant Improvements that are permanently affixed to the ROFO Premises and it may not be applied toward the cost of furniture, fixtures and equipment (the “FF&E”). Notwithstanding the foregoing, Tenant shall have the right to utilize the ROFO Premises Allowance toward the cost of the design. construction and installation of the Tenant Improvements permanently affixed to the Existing Premises (but not toward the FF&E located therein), in accordance with the terms of Exhibit B to the Original Lease. Landlord shall only be obligated to make disbursements from the ROFO Premises Allowance to the extent costs are incurred by Tenant for the Tenant Improvements. The ROFO Premises Allowance shall be paid to Tenant within ten (10) business days of the date that Tenant has provided to Landlord an invoice(s) from Tenant’s contractor in an amount at least equal to the ROFO Premises Allowance, and lien waiver(s) in connection therewith. In the event that Landlord has failed to pay to Tenant, when due, any portion of the ROFO Premises Allowance, Tenant shall provide to Landlord written notice thereof. If Landlord’s failure to pay continues for fifteen (15) business days following such first written notice, Tenant may offset the amount of the ROFO Premises Allowance due to Tenant from Rent due to Landlord. Such offset shall end when Tenant has offset the full amount of the ROFO Premises Allowance owed to Tenant.

The balance, if any, of the cost of the Tenant Improvements (“Additional Cost”), including, hut not limited to, usual markups for overhead, supervision and profit, shall be paid by Tenant, with all payments made by Tenant directly to Tenant’s Representatives, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the ROFO Premises Allowance.

1.4. Changes. If Tenant requests any material change, addition or alteration in or to any Final Construction Documents (“Changes”) Tenant shall (i) inform the Landlord of the desired Changes and obtain Landlord’s written approval thereof which shall be granted or withheld in accordance with the terms of Section 1.1.1 within no more than three (3) business days after the date of Tenant’s request for approval (and if Landlord has not responded within such three (3)-day period, such request for a Change shall be deemed approved): (ii) following Landlord’s approval of Changes, cause the Space Planner to prepare additional Plans implementing such Changes; and (iii) promptly pay the cost of preparing additional Plans directly to the Space Planner.

2. Construction Coordination Fee. Tenant shall pay to Landlord construction coordination fee in accordance with the terms of Section 6.3 of the Existing Lease.

2.1.1. Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Landlord or Tenant and whether installed at Tenant’s cost or with the use of the ROFO Premises Allowance, shall become a part of the ROFO Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the ROFO Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

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